FOR IMMEDIATE RELEASE                        Contact: Jim Matthews
Vice President, Treasurer
                                             770-395-4577

Georgia Gulf Announces Proposed Notes Offering

    ATLANTA, November 19, 2003--Georgia Gulf Corporation (NYSE:GGC) today announced that it intends to offer $100 million of its Senior Notes due 2013. The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
    The Company expects to use the net proceeds from the offering to fund a portion of the cost to repurchase all of the Company's 10 3/8% senior subordinated notes through a tender offer and/or redemption.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics.

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